Exhibit 10.32
Form 10-K
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 26th, 2006, is entered into by and between Citizens Banking Corporation, a Michigan corporation (the “Company”) and Jerry D. Campbell (the “Employee”) to be effective upon the Effective Time (the “Effective Date”) of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 26th, 2006 among the Company and Republic Bancorp Inc., a Michigan corporation (“Republic”). If the Effective Time does not occur, this Agreement shall be void ab initio and of no further force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.
WITNESSETH:
The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee pending and following the Merger. Therefore, in order to accomplish these objectives, the Employee and the Company desire to enter into this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
     1. Employment Period. The Employee shall render services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon the fourth anniversary of the Effective Date (the “Employment Period”). Notwithstanding the foregoing, subject to Section 4, nothing in this Agreement or otherwise constitutes an express or implied promise of continued employment or engagement as a director or as any other service provider for any period or at all and will not interfere in any way with the rights of the Employee, the Company or any relevant Affiliated Entity (as defined in Section 8) to terminate the Employee’s services, with or without Cause (as defined in Section 4).
     2. Positions and Duties. During the Employment Period, the Employee shall (a) provide general services to the Company with respect to the business of the Company and (b) make himself reasonably available to the Company to assist on specific projects for the Company with respect to such business, in each case, as may be reasonably requested from time to time by the Chief Executive Officer of the Company or his designee (the “Employment Services”). The Employment Services shall be performed at such place or places as shall be mutually agreed upon by the Employee and the Company. In addition to and not in lieu of the foregoing, (i) during the Employment Period, the Employee shall serve as a member of the Board of Directors of the Company (the “Board”) and, at the Employee’s election, as the Chairman of the Board of Directors of CR Wealth Management Corp. and (ii) during the first year of the Employment Period, the Employee shall serve as the non-executive Chairman of the Board, ((i) and (ii), collectively, the “Board Services”).
     3. Compensation. In consideration for providing the Employment Services, during the Employment Period, the Employee shall (i) be paid an annual base salary of $250,000.00 (the “Annual Base Salary”), payable in monthly or more frequent installments in accordance with the Company’s payroll policies, and (ii) be entitled to receive an incentive payment of $125,000 with respect to the first fiscal year ending during the Employment Period, and thereafter, be eligible to be awarded a discretionary incentive payment of up to $125,000 with respect to each subsequent fiscal year ending during the Employment Period, as may be determined by the Board in its sole discretion. In consideration for providing the Board Services, during the Employment Period, the Employee shall (i) be entitled to fees, including, without limitation, equity incentive awards, in accordance with the Company’s policies for non-employee directors as in effect from time to time and (ii) be entitled to an additional annual retainer fee of $10,000 during the year in which he serves as Chairman of the Board and an additional annual retainer fee of $5,000 during each year, if any, of the Employment Period during which he serves as Chairman of the Board of Directors of CR Wealth Management Corp. During the Employment Period, subject to and in accordance with the terms of the applicable plan, program or policy of the Company, the Employee shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time for employees generally. Following the expiration of the Employment Period, the Employee shall be eligible to participate in the Company’s group healthcare programs on the same terms and conditions as group healthcare coverage is made available to eligible retirees under the Company’s welfare benefit programs as in effect on the date hereof and at the Employee’s expense.

     4. Termination of Employment.
          (a) Voluntary Termination/Termination for Cause. In the event of the Employee’s , voluntary termination or termination by the Company for Cause (as defined below), the Company’s obligations under this Agreement shall cease, other than its obligations to pay the Employee’s Annual Base Salary through the date of termination and to provide any benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice of the Company through the date of termination, in each case to the extent not theretofore paid or provided.
          (b) Death/Disability/Termination without Cause. Subject to the Employee’s compliance with Sections 11, 12, 13 and 14 of this Agreement, in the event that, during the Employment Period, the Company terminates the Employee’s employment other than for Cause, or the Employee’s employment is terminated due to the Employee’s death or permanent and total disability (as determined by a physician selected by the Company and reasonably acceptable to the Employee or his representative), the Employee shall be paid the Annual Base Salary for the remainder of the Employment Period in a lump sum within ten business days of the date of termination in full satisfaction of the Company’s obligations under this Agreement; provided, however, that, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment under this Section 4(b) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Consultant’s “separation from service” within the meaning of Section 409A of the Code. For purposes of this Agreement, “Cause” shall mean (i) the Employee’s breach of a material provision of this Agreement, including, without limitation, the provisions set forth in Sections 11, 12, 13 and 14 of this Agreement, (ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or (iii) the Employee’s conviction of, or pleads guilty or nolo contendere to, a charge of commission of (A) a felony or (B) any crime involving moral turpitude resulting in reputational harm causing material injury to the Company.
          (c) Resignation upon a Termination. If, as of the date of termination of the Employee’s employment for any reason, the Employee is a member of the Board or the board of directors of any of the Company’s subsidiaries, the Employee shall be deemed to have resigned from all such positions as of the date of termination of his employment. The Employee agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.
     5. Satisfaction of Obligations under the Prior Agreement. In full satisfaction of the Employee’s rights and the Company’s obligations under the Change in Control Severance Agreement between Republic and the Employee dated as of March 10th, 2004 (the “Prior Agreement”), the Employee shall be entitled to receive the amount determined under Sections 4(a)(i)(B) and 4(a)(ii) of the Prior Agreement (the “Prior Agreement Payment”) and the benefits under Section 4(b) of the Prior Agreement (modified as described below) as if the Employee experienced a “Qualifying Termination” (as defined in the Prior Agreement) as of immediately following the Effective Time. The Prior Agreement Payment shall be paid in a lump sum in cash on March 12, 2007, or on such earlier date as shall not give rise to the imposition of the additional tax under Section 409A of the Code. For purposes of Section 4(b) of the Prior Agreement, the Employee shall be eligible to receive the benefits provided thereunder (subject to reduction as provided therein) for the period specified therein upon the termination of the Employment Period prior to the third anniversary of the Effective Date. The Employee shall also be entitled to a “Gross Up Payment” under Section 5 of the Prior Agreement in accordance with the terms thereof and in respect of the payments and benefits paid or provided to the Employee in connection with this Merger. The Employee’s right to receive the Prior Agreement Payment and any benefits under Section 4(b) of the Prior Agreement is contingent upon the Consultant’s execution and non-revocation of the release substantially in the form attached as Annex I to the Prior Agreement (the “Release”). In no event shall the Employee be entitled to such payments and benefits until the revocation period set forth in the Release has expired. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Prior Agreement Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Company or Republic or any of their respective affiliates and will not be subject to deferral.
     6. Office. During the four-year period following the Effective Date, the Employee shall continue to have the use of his current office in Ann Arbor, Michigan, including the services of an administrative assistant reasonably satisfactory to the Employee.
     7. Expenses. The Company shall reimburse the Employee pursuant to the Company’s reimbursement policies for any reasonable business expenses incurred by the Employee in connection with the performance of the

Employment Services. In addition, the Company shall reimburse the Employee for reasonable attorney’s fees incurred by him in the negotiation of this Agreement.
     8. Indemnification. The Employee shall be entitled to be indemnified by the Company with respect to his services to the Company under this Agreement following the Effective Date pursuant to an indemnification agreement to be entered into between the Employee and the Company, which shall contain terms no less favorable to the Employee than those applicable to the Company’s Chief Executive Officer.
     9. Sole Consideration. Except as specifically provided herein, the Employee shall be entitled to no compensation or benefits with respect to the Employment Services or Board Services from the Company, its subsidiaries or affiliates (each, an “Affiliated Entity” and collectively, the “Affiliated Entities”).
     10. Return of Company Property. Upon his termination of employment for any reason, the Employee shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Employee shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence (the “Company Property”). For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Employee agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10.
     11. Mutual Nondisparagement. The Employee and the Company each agree that, following the Employee’s termination of employment , neither the Employee, nor the Company, including its executive officers and directors, will make any public statements which materially disparage the other party. Notwithstanding the foregoing, nothing in this Section 11 shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.
     12. Confidential Information. The Employee agrees that, during his employment with the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Entities, and their respective businesses, which shall have been obtained by the Employee during his employment by Republic or while serving as an employee of or on the Board of the Company, and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     13. Nonsolicitation. The Employee agrees that during the Employment Period and for the one-year period thereafter, the Employee shall not solicit any individual who is, on the date of his termination of employment, employed by the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities, and the Employee shall not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Employee’s employer.
     14. Noncompetition. The Employee agrees that during the Employment Period, but in no event for less than one year following the Effective Date without regard to the earlier termination of the Employment Period for any reason, the Employee will not engage in Competition (as defined below). The Employee shall be deemed to be engaging in “Competition” if he directly or indirectly, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business engaged in the financial services business (a “Competing Business”) in any state in which the Company or the Affiliated Entities as of the Effective Date operates a commercial banking or other material financial services business which is a material part of such business and is in material competition with the business conducted by the Company at the time of the cessation of his services with the Company or the Affiliated Entities. Notwithstanding the foregoing sentence, the Employee shall not be deemed to be engaging in Competition under the circumstances described in the foregoing sentence if the Employee (i) does not own or control the Competing Business, (ii) does not serve as a director or a consultant to the Competing Business, and (iii) does not have any management or operational responsibility for the Competing Business in any state in which the Company or the Affiliated entities operates a material business as of the Effective Date. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.
     15. Equitable Remedies. The Employee acknowledges that the Company would be irreparably injured by a violation of Section 11, 12, 13 or 14 and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Employee from any actual or threatened breach of Section 11, 12, 13 or 14. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     16. Assistance with Claims. The Employee agrees that, consistent with the Employee’s business and personal affairs, during and after his service to the Company, he will assist the Company and the Affiliated Entities in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to the Employee’s employment with Republic or the Consulting Services or Board Services or the periods of time during which the foregoing were performed. The Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Employee also agrees, unless precluded by law, to promptly inform the Company if the Employee is asked to assist in any investigation (whether governmental or private) of the Company or the Affiliated Entities (or their actions), regardless of whether a lawsuit has then been filed against the Company or the Affiliated Entities with respect to such investigation. The Company agrees to reimburse the Employee for all of the Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Employee’s services.
     17. Arbitration. (a) Except as provided in Section 15 of this Agreement, any and all controversies, disputes or claims arising between the parties to this Agreement, including any purported controversies, disputes or claims not arising under contract, that have not been resolved within twenty (20) days after notice is given in writing of the controversy, dispute or claim shall be submitted for arbitration in accordance with the rules of the American Arbitration Association in effect as of the date hereof. Arbitration shall take place at an appointed time and place in Flint, Michigan. Each party hereto shall select one arbitrator, and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within fifteen (15) calendar days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. The arbitration shall be instead of any civil litigation; this means that the Employee and the Company are each waiving any rights to a jury trial.
          (b) Except as provided in Section 15 of this Agreement, arbitration under this provision shall be the sole and exclusive forum and remedy for resolution of controversies, disputes and claims of any kind or nature, whether or not presently known or anticipated, including any purported controversies, disputes or claims not arising under contract, between the parties to this Agreement, and no recourse shall be had to any other judicial or other forum for any such resolution. The award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief. All costs and expenses of arbitration shall be borne by the Company. Any award of the majority of arbitrators shall be binding and not subject to judicial appeal or review of the award, including without limitation any proceedings under sections 9 and 10 of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any comparable provision for review of an arbitral award under any comparable statute or law of any jurisdiction, all rights to which are hereby expressly waived by the parties. The Employee and the Company knowingly and voluntarily agree to this arbitration provision. Subject to the preceding sentence, the United States District Court for the District of Michigan and the courts of the State of Michigan shall have sole and exclusive jurisdiction solely for the purpose of entering judgment upon any award by the majority of arbitrators.

          (c) Nothing herein shall bar the right of either party to this Agreement to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with Section 15 above. Furthermore, claims for unemployment insurance benefits, for workers’ compensation insurance benefits, and for benefits under any employee benefit plan(s) governed by the Employee Retirement Income Security Act of 1974, as amended, shall be resolved pursuant to the claims procedures under such benefit plans, notwithstanding this agreement to arbitrate.
     18. Miscellaneous. (a) Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Employee and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Employee shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder.
          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to such state’s laws and principles regarding the conflict of laws.
          (c) Withholding. The Company may withhold from any amounts payable under this Agreement (including the Prior Agreement Payment) such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (d) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Employee and the Company.
          (e) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the most recent address on file for the Employee at the Company.

With a copy to:

Donald J. Kunz
Honigman Miller Schwartz and Cohn LLP
660 Woodward Avenue
2290 First National Building
Detroit, MI 48226-3506

If to the Company:

Citizens Banking Corporation
One Citizens Banking Center
328 South Saginaw St.
Flint, Michigan 48502
Attention: General Counsel and Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (f) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (h) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter hereof. As of the Effective Date, this Agreement shall supersede any other agreement, written or oral, pertaining to the subject matter of this Agreement, including without limitation all previous employment, severance, termination, change of control or other similar agreements, including without limitation, the Prior Agreement.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CITIZENS BANKING CORPORATION

By:
Name: Title:

Jerry D. Campbell